Exhibit 4.6

GUARANTY

This Guaranty dated as of the first day of June, 1998 is by SOUTHWESTERN ENERGY COMPANY, an Arkansas corporation (the “Guarantor’), in favor of The Bank of New York, as trustee (in such capacity, the “Trustee”) under the Indenture dated as of June 1, 1998 between NOARK Pipeline Finance, L.L.C. (together with its successors and assigns, the “Company”) and the Trustee.

PRELIMINARY STATEMENTS

1.

The Guarantor and Enogex Inc. (“Enogex”) indirectly own all of the outstanding partnership interests in NOARK Pipeline System, Limited Partnership, the sole member of the Company.

2.

The Company is entering into the Indenture to provide for the issuance of the 7.15% Notes due 2018 (collectively, the “Notes” and individually a “Note”) in an aggregate principal amount of $80,000,000.

3.

The Guarantor has agreed to guarantee certain obligations of the Company with respect to the Notes in accordance with the terms of this Guaranty and Enogex has agreed to guarantee certain obligations of the Company with respect to the Notes in accordance with the terms of the Guaranty of even date herewith issued by Enogex in favor of the Trustee (the “Enogex Guaranty”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Guarantor agrees with the Trustee as follows:

Section 1.

Definitions

1.1.

Certain Definitions.  When used in this Guaranty, the following terms have the indicated meanings:

“Guaranteed Debt Amount” means the Guaranteed Principal Amount, together with any accrued and unpaid interest payable in respect of the Guaranteed Principal Amount at the Note Rate and unpaid premium, if any, payable in respect of the Guaranteed Principal Amount pursuant to the provisions of the Notes and the Indenture.

“Guaranteed Principal Amount” initially means $48,000,000, as such amount is reduced by (i) 60% of any principal of the Notes paid, or otherwise made available for payment, by the Company in accordance with the Indenture and (ii) amounts previously paid by or on behalf of the Guarantor hereunder or otherwise and applied to the payment of the principal of the Notes (including without limitation any amounts paid pursuant to Section 3 hereof to be applied to the principal of the Notes to be redeemed).

“Guaranteed Percentage” means, at the time of determination thereof, the percentage equivalent of a fraction (1) the numerator of which is the amount of the Guaranteed Principal Amount at such time and (2) the denominator of which is the sum of the amount of the Guaranteed Principal Amount at such time and amount of the “Guaranteed Principal Amount”, as defined in the Enogex Guaranty, at such time.

1.2.

Other Definitions.  Other capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Indenture.

Section 2.

Guaranty

2.1.

Guaranty.  The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each holder of the Notes the full and punctual payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Notes in accordance with the terms of the Notes and the Indenture, including without limitation payment of all amounts that would be due and payable but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code or the operation of Section 502(b) and 506(b) of the Federal Bankruptcy Code; provided, however, that (i) the aggregate liability of the Guarantor under this Guaranty in respect of principal of, premium, if any, and interest on the Notes shall not exceed the Guaranteed Debt Amount and (ii) the liability of the Guarantor under this Guaranty at any time in respect of any amount of any principal of, premium, if any, or interest on the Notes then due and payable shall not exceed the Guaranteed Percentage of such amount. This Guaranty constitutes a guaranty of payment and performance when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that the Trustee or the holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Company, Enogex or any other Person as a condition to the obligations of the Guarantor under this Guaranty or before proceeding against the Guarantor hereunder. The Guarantor agrees that its obligations under this Guaranty shall rank at least pari passu with all other unsecured obligations of the Guarantor now or hereafter existing.

2.2.

Obligations Unconditional, Absolute and Independent.  (a) The Guarantor agrees that this Guaranty and its obligations hereunder are unconditional, irrevocable and absolute, irrespective of the validity, regularity or enforceability of any Note or the Indenture, the absence of any action to enforce the same, any waiver or consent by the holder of any Note with respect to any provisions thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstance (other than payment of amounts due in respect of the Notes) that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor further agrees that neither this Guaranty nor its obligations hereunder shall be limited, impaired, restricted or otherwise affected by (i) the consolidation or merger of the Company, Enogex or any other Person with or into any other entity; (ii) the sale, lease or other disposition by the Company or Enogex of all or substantially all of its assets to any other Person (regardless whether effected in compliance with the Indenture or the Enogex Guaranty): (iii) any change of ownership of the Company, Enogex or any other Person, including without limitation any change of the Guarantor’s ownership, either directly or indirectly, of the Company or any other change in the legal status of the Company, Enogex or any other Person; (iv) the insolvency, bankruptcy of the Company, Enogex or any other Person, or any voluntary or involuntary liquidation, dissolution, winding-up, sale or other disposition of all or substantially all of the assets of the Company, Enogex or any other Person; (v) the change in or imposition of any law, decree, regulation or other governmental act that does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Notes; or (vi) the failure of the Company to maintain in full force and effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Indenture or the Notes or to take any other action required in connection with the performance of its obligations under the Indenture or the Notes. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any Note or indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guaranty will not be discharged except by complete performance of the obligations contained in this Guaranty or indefeasible payment in full of the Notes, provided, however, that subject to reinstatement pursuant to Section 2.7, this Guaranty shall terminate upon the reduction of the Guaranteed Principal Amount to zero.

(b)

The Guarantor’s obligations hereunder are independent of any other obligations, guaranties, collateral or other security that may be in effect at any given time with respect to the Company and may be enforced in accordance with the terms hereof regardless of whether the Company, Enogex or any other Person is joined in any such enforcement action and regardless of the existence or nature of any other obligations, collateral or other security. If the acceleration of the time for payment of the Notes is stayed, upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all such amounts shall nonetheless be payable by the Guarantor strictly in accordance with the terms of, and to the extent provided in, this Guaranty.

2.3.

Authorization of Renewals, Etc.  The Guarantor agrees and consents that

(a)

the Notes may from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised or released by the Trustee or the Noteholders in accordance with the terms of the Indenture; and

(b)

the Trustee or the Noteholders (i) may receive and hold security for the payment of this Guaranty, the Enogex Guaranty or the Notes and exchange, enforce, waive, release, fail to perfect, sell or otherwise dispose of any such security, (ii) may apply such security and direct the order or manner of sale thereof as may be set forth in the Indenture or determined by the Trustee, and (iii) may release or substitute any one or more of any endorsers or guarantors of the Notes.

The Guarantor acknowledges that the performance or occurrence of any of the acts or events described in clauses (a) and (b) above shall not affect the liability of the Guarantor under this Guaranty.

2.4.

Waiver of Certain Rights.  (a) The Guarantor waives any and all rights the Guarantor may have now or in the future under any statute, or at common law, or at law or in equity, or Otherwise, to require the Trustee or any Noteholder, (i) to proceed against the Company, Enogex or any other Person; (ii) to proceed against or exhaust any security for the Notes; (iii) to pursue any other remedy in the Trustees or any Noteholder’s power whatsoever.

(b)

The Guarantor hereby specifically waives the Guarantor’s rights and benefits under any statute, regulation, judicial decision or other law that purports to exonerate or reduce the liability of a surety if the underlying obligation is altered in any respect or if the rights and remedies of the creditor against the principal in respect of a secured obligation are in any way altered, impaired or suspended and agrees that, by so doing, the Guarantor’s obligation hereunder shall continue even if the Noteholders alter any obligations under the Indenture or the Enogex Guaranty in any respect or the Noteholders’ remedies or rights against the Company are in any way impaired or suspended without the Guarantor’s consent.

2.5.

Waiver of Certain Defenses.  No invalidity, irregularity or unenforceability of the obligations or liabilities of the Company or Enogex under the Indenture or the Enogex Guaranty shall affect, impair or be a defense to this Guaranty. In addition to the waivers set forth in Section 2.4 above:

(a)

The Guarantor waives any defense arising by reason of any disability or other defense of the Company, Enogex or any other Person or the cessation from any cause whatsoever of the liability of the Company, Enogex or any other Person whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, or from any other cause, or any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Company, Enogex or any other Person. The Guarantor waives any defense arising by reason of any statute of limitations affecting the liability of the Company, Enogex or any other Person. The Guarantor waives all rights and defenses arising out of an election of remedies by the Trustee or any Noteholder.

(b)

The Guarantor hereby waives any and all benefits and defenses under any statute, regulations, judicial decision or other law that purports to exonerate or reduce the liability of a surety as a result of any disability or absence of liability of the principal or any defense to liability or enforcement that the principal may have and agrees that, by so doing, the Guarantor’s obligations and the guarantees granted hereunder shall continue even if the Company had no liability at the time of execution of the Indenture or thereafter ceased or ceases to be liable.

2.6.

Information Relating to Company.  The Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Company such information concerning the Company’s financial condition or business operations as the Guarantor may require, and that neither the Trustee nor any Noteholder shall have any duty at any time to disclose to the Guarantor any information relating to the business operations or financial condition of the Company.

2.7.

Reinstatement of Guaranty.  If any payment or transfer of any interest in property by the Company to the Trustee or any Noteholder which reduced the Guaranteed Principal Amount pursuant to the terms hereof is rescinded or must at any time (including after the return or cancellation of this Guaranty) be returned, in whole or in part, by the Trustee or any Noteholder to the Company or any other Person, whether upon the insolvency, bankruptcy or reorganization of the Company or otherwise, this Guaranty shall be reinstated with respect to any such payment or transfer to the extent provided herein and subject to the provisions hereof, regardless of any such prior return or cancellation.

2.8.

Rights of Subrogation.  The Guarantor shall be subrogated to all rights of the Trustee and each holder of a Note against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guaranty; provided, however, that the Guarantor shall not, without the consent of the holders of all of the Notes then outstanding, be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of and interest (and premium, if any) on all Notes shall have been paid in full in cash or payment thereof shall have been provided for in accordance with the Indenture. The Trustee shall execute all documents which the Guarantor shall reasonably request in connection with any such subrogation and any reasonable expenses incurred in connection with such execution shall be paid for by the Guarantor.

Section 3.

Redemption of Notes.  In the event that the Guarantor gives notice of redemption to the Trustee pursuant to Section 3.1(b) of the Indenture, the Guarantor shall be obligated to pay to the Trustee on or before 10:00 a.m. on the Redemption Date, the Redemption Price of the Notes so called for redemption, plus, if such Redemption Date is not a Payment Date, accrued but unpaid interest on the Notes to be redeemed to the Redemption Date.

Section 4.

Financial Reporting.  During the term of this Guaranty, the Guarantor agrees to furnish to the Trustee:

(a)

Within 120 days after the close of each fiscal year of the Guarantor, consolidated financial statements of the Guarantor and its Subsidiaries certified by independent certified public accountants of recognized national standing, prepared in accordance with generally accepted accounting principles (except as expressly set forth therein); and

(b)

Within 60 days after the close of each fiscal quarter (other than the fourth fiscal quarter) of each fiscal year of the Guarantor, an unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at the close of such period and consolidated statements of income and statements of retained earnings for the period from the beginning of such fiscal year to the end of such quarter, all certified by the chief financial officer or chief accounting officer of the Guarantor that to his knowledge such financial statements fairly present in all material respects the financial condition of the Guarantor and its Subsidiaries.

As long as the Guarantor is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor is exempt from reporting pursuant to Rule 1 2g3-2(b) under the Exchange Act and the Notes are “restricted securities” within the meaning of Rule 144 under the Securities Act, upon the request of a Noteholder or a Note Owner, the Guarantor shall promptly furnish or cause to be furnished “Rule 1 44A Information” (as defined herein) to such Noteholder or Note Owner or to a prospective purchaser of such Note designated by such Noteholder or Note Owner in order to permit compliance by such holder or beneficial owner with Rule I 44A in connection with the resale of such Note (or interest therein) to a QIB. “ 144A Information shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 5.

Miscellaneous

5.1.

Application of Payments on Guaranty.  All payments required to be made by the Guarantor hereunder shall be made, unless otherwise expressly provided herein, to the Trustee for the account of the Noteholders at the address of the Trustee specified in the Indenture. The Trustee will allocate and apply such payments to the payment of principal of, premium, if any, and interest on the Notes in the order and manner specified in the Indenture.

5.2.

Waivers; Writing Required.  No delay or omission by the Trustee or any Noteholder in exercising any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default. Any amendment or waiver of any provision of this Guaranty must be in writing and signed by the Guarantor and the Trustee with such consent of the Noteholders as may be required pursuant to Section 9.6 of the Indenture.

5.3.

Remedies.  All rights and remedies provided in this Guaranty and any instrument or agreement referred to herein are cumulative and are not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

5.4.

Costs and Expenses.  The Guarantor agrees to pay or reimburse the Trustee on demand for all costs, fees and expenses (including attorneys fees) incurred by the Trustee or any Noteholder in collecting or enforcing the Guarantor’s obligations under this Guaranty.

5.5.

Severability.  The illegality or unenforceability of any provision of this Guaranty or any instrument or agreement referred to or required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Guaranty or any instrument or agreement referred to or required hereunder.

5.6.

Entire Agreement.  This Guaranty (a) integrates all the terms and conditions mentioned herein or incidental hereto, (b) supersedes all oral negotiations and prior writings with respect to the subject matter hereof, and (c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and as the complete and exclusive statement of the terms agreed to by the parties.

5.7.

Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Guarantor has authorized and caused this Guaranty to be duly executed and delivered as of the date first above written.

SOUTHWESTERN ENERGY COMPANY

By:

Title: Executive Vice President - Finance and

          Corporate Development